Exhibit 4.11

Ms Judy Robertson

December 31, 2021

OPTHEA US INC.

December 31, 202J

Judy Robertson 687 Princeton Ave Brick, New Jersey

Re: Employment Terms Dear Ms. Robertson,

On behalf of OPTHEA US, INC. (the"Company"), I am pleased to offer you employment at the Company on the terms set forth in this offer letter agreement (the "Agreement''). As discussed, the terms of this Agreement. govern with respect to your employment, which is anticipated to start on January 1, 2022 (such actual date of your commencement of employment shall be referred to herein as the "Start Date").

1.	Employment by the Company.

(a)Position. You will serve as the Company's Chief Commercial Officer. During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities pem1itted by the Company's general employment policies. It is anticipated that such business of the Company will include your providing services to entities that arc affiliated with the Company, without further or additional compensation or benefits other than as set forth in this Agreement.

(b)Resignation of Board Role. Effective as of the Start Date, you hereby resign your position as a non-executive director of the Company and/or any of its affiliates, and from any and all other positions, other than your employment position as set forth in this Agreement.

(c)Duties and Location. You will be the senior-most officer of the Company who has responsibility for commercialization and shall be responsible for both U.S. and global commercialization efforts, and " II perfom1 those duties and responsibilities as arc customary for the position of Chief Conm1ercial Officer, as may be directed by the Chief Executive Officer, to whom you will directly report. You will initially work remotely; at such time as the Company assigns you to an office (which may include after such an office is opened), that will be your primary office location, provided that such office shall be within fifty (50) miles of New Jersey. Notwithstanding the foregoing, the Company reserves the right to reasonably require you to perform your duties at places oilier tl1an your primary office location from tin1e to time, and to require rca5onable business travel. Subject to the tcm1s of this Agreement, the Company may modify your job title, work location and duties as it deems necessary and appropriate in light of the Company’s needs and interests from time to time.

2.	Base Salary and Employee Benefits.

(a)Salary. You will be paid a base salary at the rate of $390,000 per year. less applicable payroll deductions and withholdings. Your base salary will be paid on the Company’s ordinary payroll cycle. As an exempt salaried employee, you will be required to work the Company's normal business hours, and such additional time as appropriate for your work assignments and position, and you will not be entitled to overtime compensation.

(b)	Annual Bonus. Beginning with fiscal year 2023 ("CY 2023," which runs from July I,

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2022 through June 30, 2023), you will be eligible for an annual performance bonus(the "Annual Bonus") with a target amount of forty percent (40%) of your base salary, less payroll deductions and withholdings, during each full fiscal year of the Company during your employment. The amount of the Annual Bonus will be detem1ined in the discretion of the Company and based, in part, on your performance and the performance of the Company during the applicable fiscal year, as well as any other criteria the Company deems relevant.'ll1e Company will pay you this Aru1ual Bonus, if any, no later than 15th September of the year occurring following the close of the fiscal year ending the immediately preceding June 30. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date, UJ1less specifically stated otl1erwise in tl1is Agreement. For CT 2022 (from the Start Date until June 30, 2022), you will be entitled to a pro rata bonus for the financial year ending June 30th 2022 at no less than target.

(c)Employee Benefits. As a regular full-time employee, you will be eligible to participate in the Company's standard employee benefits offered to executive level employees, as in effect from time to time and subject to the terms and conditions of the benefit plans and applicable Company policies. A full description of these benefits is available upon request. The Company may change your compensation and benefits from time to time in its discretion.

3.Equity. You were previously granted 2,000,000 options under the Opthea Limited Non-Executive Directors Share and Option Plan as compensation for your role as a Director of the Company pursuant to that certain award agreement dated October 21, 2021 and other applicable grant documents (the "Options Documents"), 500,000 of which vested on October 19, 2021 (the "Previously Vested Options") and 1,500,000 of which remain subject to time-based vesting. Tue Previously Vested Options will continue to be governed by the Options DocUJ11ents.

4.Expenses. 1l1e Company will pay directly for or reimburse you for reasonable travel or other expenses incurred by you in furtl1erance of or in connection witl1the performance of your duties hereunder, in accordance with the Company's expense reimbursement policies and practices as in effect from time to time.

5.Compliance with Confidentiality Information Agreement and Company Policies. In connection with your employment with the Company, you will receive and have access to Company confidential information and t.mde secrets. Accordingly, enclosed with this offer letter as Exhibit A is an Employee Confidential lnfom1ation and Inventions Assignment Agreement (the "Confidentiality Agreement") which contains restrictive covenants and prohibits unauthorized use or disclosure of the Company's confidential information and trade secrets, among other obligations. Please review the Confidentiality Agreement and only sign it after careful consideration. In addition, you are required to abide by the Company's policies and procedures (including but not limited to the Company's employee Handbook), as adopted or modified from time to time wiling the Company's discretion, and acknowledge in writing that you have read and will comply with such policies and procedures (and provide additional such acknowledgements as such policies and procedures may be modified from time to time); provided, however, that in tl1e event the terms of this Agreement differ from or are in conflict with the Company's general employment policies or practices, tl1is Agreement shall control.

6.

Protection of Third Party Information. By signing this Agreement, you are representing that you have full authority to accept this position and perform the duties of the position witl1out. conflict. with any other obligations and that you are not involved in any situation that might create, or appear to create, a conflict of interest witl1respect to your loyalty to or duties for the Company. You specifically warrant that you are not subject to an employment agreement or restrictive covenant preventing full performance or your duties to the Company. In addition, you agree not to bring to the Company or use in the performance of your responsibilities at the Company any materials or documents of a fom1cr employer that arc not generally available to the public, unless you have obtained express written authorization from the former employer for their possession and use. You also agree to honor all obligations to former employers during

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your employment " with the Company.

7.

At-Will Employment Relationship. Your employment relationship with the Company is at.will. Accordingly, you may terminate your employment with the Company at any lime and for any reason whatsoever simply by notifying the Company; and the Company may terminate your employment at any time, wid1or without Cause or advance notice, subject to its obligations hereunder.

8.

Severance in the Event of Qualifying Termination Absent a Change of Control. If, at anytime, the Company terminates your employment without Cause (other IJ1an as a result of your death or disability) or you resign for Good Reason (either such termination referred to as a "Qualifying Termination"), provided such termination or resignation constitutes a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a "Separation from Service"), then subject to Sections JO ("Clawback and Recovery"), 11 ("Conditions to Receipt of Severance Benefits and Accelerated Vesting") and 12 ("Return of Company Property") below and your continued compliance with the terms of this Agreement (including without limitation 1J1c Confidentiality Agreement), in addition to the Accrued Obligations (as defined below) the Company will provide you with the following severance benefits (the "Severance Benefits"):

(a)Cash Severance. The Company will pay you, as cash severance, 12 months of your base salary in effect as of your Separation from Service date (unless such termination is a result of Good Reason due to a reduction in your base salary, in which case it will be 12 months of your base salary in effect prior to such reduction), less standard payroll deductions and tax withholdings (the"Severance"). The Severance will be paid in installments in the form of continuation of your base salary payments, paid on the Company's ordinary payroll dates, commencing on the Company's first regular payroll date that is more than sixty (60) days following your Separation from Service date, and shall be for any accrued base salary for IJ1e sixty (60)-day period plus the period from the sixtietl1 (60'h) day until the regular payroll date, if applicable, and all salary continuation payments thereafter, if any, shall be made on the Company's regular payroll dates. In addition, you will be entitled to a full Annual Bonus for the year of termination at no less than target (except that it shall be prorated only if the termination occurs in the first half of the fiscal year), which shall be paid at the same time as bonuses for such year arc generally paid.

(b)COBRA Seveunce. Tue Company will continue to pay the cost of your health care coverage in effect at the time of your Separation from Service for a maximum of twelve (12) months, either by reimbursing you for or paying directly (at the Company's discretion) your COBRA premiums to continue such coverage (tJ1e "COBRA Severance"). The Company's obligation to pay the COBRA Severance on your behalf will cease if you obtain healtJ1 care coverage from another source (e.g., a new employer or spouse's benefit plan), unless otherwise prohibited by applicable law. You must notify the Company witJ1in two (2) weeks if you obtain coverage from a new source. lb.is payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law. Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance witl1out potentially violating applicable law (including, without limitation, Section 2716 of IJ1e Public Health Service Act}, the Compa,1y shall in lieu thereof provide to you a taxable montJ1ly payment in an amount equal to the monthly COBRA premium IJ1at you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whetl1er you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other coverage or (y) tl1e last day of the twelfth ( 12" ) calendar month following your Separation from Service date.1

9.	Severance in the Event of Qualifying Termination in Connection with a Change of Control.

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In the event of a Qualifying Termination that occurs within three (3) months prior to or wilb.in twelve (12) months following die closing of a Change of Control (as defined below), provided such Qualifying Termination constitutes a Separation from Service, then subject to Sections IO("Clawback and Reco,,ery"), I I ("Conditions to Receipt of Severance Benefit and Accelerated Vesting") and 12 ("Return of Company Property") below and your continued compliance with the terms of this Agreement (including without limitation the Confidentiality Agreement), then in addition to the Accrued Obligations and the Severance Benefits set forth in Section 8 above, the Company shall also accelerate the vesting of any then-unvested shares subject to the Option such that one hundred percent (100%) of such shares shall be deemed satisfied as of your Separation from Service date (the "Accelerated Vesting").

10.

Clawback and Recovery. Any and all Severance Benefits and Accelerated Vesting provided under this Agreement will be subject to recoupment in accordance with any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company's securities are listed or as is otherwise required by the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law. In addition, the Board may impose such other clawback, recovery or recoupment provisions as the Board determines necessary or appropriate, including but not limited to a reacquisition right in respect of previously acquired shares of coupon stock of the Company (but not including shares acquired as a result of the Previously Vested Options) or other cash or property upon the occurrence of a termination of employment for Cause.

11.

Resignation Without Good Reason; Termination for Cause; Death or Disability. If, at any time, you resign your employment without Good Reason, or the Company terminates your employment for Cause, or if either party terminates your employment as a result of your death or disability, you will receive

(i) your base salary accrued through your last day of employment; (ii) any unused vacation (if applicable) accrued through your last day of employment; (iii) any unpaid business expense reimbursements for expenses incurred by you as of the date of tem1ination in furtherance of or in connection with the performance of your duties herem1der (in accordance witl1 the Company's expense reimbursement policies and practices a in effect from tiu1e to time); and (iv) any earned but unpaid Annual Bonus from a prior fiscal year (if applicable) ((i) through (iv}, the "Accrued Obligations''). Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any Severance Benefits or Accelerated Vesting, od1er than your rights to the vested portion of your Option and any other rights to which you are entitled under the Company's benefit programs.

12.

Conditions to Receipt of Severance Benefits and Accelerated Vesting. Prior to and as a condition to your receipt of the Severance Benefits or Accelerated Vesting, you shall execute and deliver to the Company an effective release of claims in favor of and in a fom1 reasonably=acceptable to the Company, which shall not contain any additional restrictive covenants which arc more onerous on you than those to which you arc then already subject (the "Release'') within the timeframe set forth therein, but not later tl1an forty-five (45) days following your Separation from Service date, and allow the Release to become effective according to itstem1s (by not invoking any legal right to revoke it) within any applicable time period set forth therein (such latest permitted effective date, the "Release Deadline").

13.	Return of Company Property. Upon the termination of your employment for any reason, as a precondition to your receipt of the Severance Benefits or Accelerated Vesting (if applicable), within five

(5) days after your Separation from Service Date (or earlier if requested by the Company), you must return to the Company all Company documents (and all copies thereof) and other Company property in your possession, custody or control, including, but not limited to, Company files, notes, financial and operational information, password and account information. customer lists and contact information, prospect information, product and services information, research and development information, drawings, records, plans, forecasts, pipeline reports, sales reports or other reports, payroll information, spreadsheets, studies, analyses, compilations of data, proposals, agreements, sales and marketing information, personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, tablets,

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handheld devices, and servers), credit cards, entry cards, identification badges and keys, and any materials of any kind which contain or embody any proprietary or confidential information of the Company, and all reproductions thereof in whole or in part and in any medium. You further agree that you will make a diligent search to locate any such documents, property and information and return them to the Company within the timeframe provided above. You also must provide tJ1e Company all passwords, log-ins, administrative access, and any other information or access for and relating to any Company computer or other device that you have used to access or use the Company's network, as well as any Company database or Company accounts with third parties which you established, administered. or to which you had access and must terminate your access to such network and accounts and otherwise comply with any Company requests regarding all such access and accounts. In addition, if you have used any personal computer, server, or email system to receive, store, review, prepare or transmit any confidential or proprietary data, materials or infom1acion of the Company, then within five(5) days after your Separation from Service date (or earlier if requested by tl1c Company) you must provide the Company with a computer-useable copy of such information and permanently delete and expunge such confidential or proprietary information from those systems without retaining any reproductions (in whole or in part). If requested, you shall deliver to the Company a signed statement certifying compliance with this Section prior to the receipt of the Severance Benefits or Accelerated Vesting.  Notwithstanding anything to tl1c contrary in this Agreement, you may retain your contact lists for contacts of yours obtained prior to tbc time of your service to tJ1e Company, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.), and copies of documents related to your compensation and benefits from tJ1e Company.

14.Outside Activities. l11roughout your employment with tJ1e Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the perfom1ance of your duties hereunder or present a conflict of interest with the Company. During your employment. by the Company, except on behalf of the Company, you will not directly or indirectly serve as an officer, director, stockholder, employee, partner, proprietor, investor, joint venturer, associate, representative or consultant of any other person, corporation, firm, partnership or otJ1er entity whatsoever known by you to compete with the Company (or is planning or preparing to compete with the Company), anywhere in the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, tJ1at you may purchase or otherwise acquire up to (but not more than) one percent (l%) of any class of securities of any enterprise (but without participating in the activities of such enterp1ise) if such securities a.re listed on any national or regional securities exchange. In addition, the Company understands that you arc a member of the Board of Directors of Durect Corporation, and the Company consents to you continuing to serve in such capacity, provided that such service does not conflict or interfere with your duties and obligations under this Agreement (including the Confidentiality Agreement).

15.	Definitions. For purposes of d1is Agreement, the following terms shall have the following meanings:

"Cause" for termination will mean your: (a) willful and continued failure or refusal to perfom1 your material duties or specific written directives from your supervisor or the Board; (b) commission or conviction (including a guilty pica or pica of 110l0 contendere) of any felony (non-vehicular) or any other crime involving fraud, dishonesty or moral turpitude; (c) commission or attempted commission of or participation in a fraud or act of dishonesty or misrepresentation against d1e Company; (d) material breach of your duties to the Company; (e) intentional damage to any property of the Company; (f) willful and material misconduct, or other willful and material violation of written, material Company policy that causes material harm to the Company; or (g) material violation of any written and fully executed contract or agreement between you and the Company, including witl1out limitation, material breach of your Confidentiality Agreement, or of any statutory duty you owe to tJ1e Company; or (h) conduct by you which in the good faith and reasonable determination of the Company demonstrates gross unfitness to serve, provided, however, that conditions (a), (c), (d), (c), (g) and (h) will not constitute Cause unless such condition is not cured, if deemed curable by the Company, after the Company provides you at least fourteen(14) days written notice of the need to cure such condition.

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You shall have "Good Reason" for resigning from employment wi1h the Company if any of the following actions arc taken by the Company without your prior written consent: (a) a material reduction in your base salary, which the parties agree is a reduction of at least 10% of your base salary (unless pursuant to a salary reduction program applicable generally to the Company's similarly situated employees); (b) a material reduction in your duties (including responsibilities and/or authorities); (c) a change in job position (including a change in title), or a change in your reporting line, that occurs not in connection with nor following a Change of Control: or. (c) relocation of your principal place of employment to a place that increases your one-way commute by more than fifty (SO) miles as compared to your then-current principal place of employment immediately prior to such relocation, provided, however, that neither your transition from remote work to a Company office pursuant to this Agreement))Or to remote work from a Company office will be considered a relocation of your principal place of employment with the Company for purposes of this definition. In order to resign for Good Reason, you must provide written notice to the Board within thirty (30} days after the first occurrence of the event or condition giving rise to Good Reason setting forth the basis for your resignation, allow the Company at least 30 days from receipt of such written notice to cure such event, and if such event is not reasonably cured within such period, you must resign from all positions you then hold with the Company not later than 30 days after the expiration of the cure period.

"Change of Control" shall have the same meaning as "Corporate Control Event" as set. forth in the Plan, excluding sections (b) and (h) of such definition.

16.

Compliance with Section 409A.  It is intended that the Sevcrai1cc Benefits and Accelerated Vesting set forth in this Agreement satisfy, to the greatest e,-tent possible, the exemptions from the application of Section 409A of the Internal Revenue Code of 1986, as amended, (rJ1c "Code") (Section 409A, together with any state law of similar effect, "Section 409A") provided under Treasury Regulations l.409A-l(b)(4), l.409A-1(b}(5) and 1409A-J(b)(9). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations J.409A-2(b)(2)(iii)), your right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this Agreement, if the Company (or, if applicable, the successor entity thereto) determines that the Severance Benefits or Accelerated Vesting constitute "deferred compensation" under Section 409A and you arc, on the date of your Separation from Service, a "specified employee" of the Company or any successor entity thereto, as such term is defined in Section 409A(a)(2)(B)(i) of the Code (a "Specified Employee"), then, solely to the e:,,.tent necessary to avoid the incurrence of adverse personal tax consequences under Section 409A, the timing of the Severance Benefits and Accelerated Vesting shall be delayed until the earliest of: (i) the date that is six (6) months and one (I) day after your Separation from Service date, (ii) tl1c date of your death, or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments or benefit deferred pursuant to this Section shall be paid io a lump sum or provided in full by the Compm1y (or the successor entity thereto, as applicable), and any remaining payments due shall be paid as otherwise provided herein. No interest shall be due on any amounts so deferred. lftl1c Severance Benefits and Accelerated Vesting benefits are not covered by one or more exemptions from the application of Section 409A and the Release could become effective in the calendar year following the calendar year in which you have a Separation from Service, tl1e Release will not be deemed effective any earlier tJ1an the Release Deadline. The Severance Benefits and Accelerated Vesting benefits arc intended to qualify for an exemption from application of Section 409A or comply with its requirements to the extent necessary to avoid adverse personal tax consequences under Section 409A, and any ambiguities herein shall be interpreted accordingly. Notwithstanding anything to the contrary herein, to the extent required to comply with Section 409A, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" wid1in the meaning of Section 409A. With respect to reimbursements or in-kind

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benefits provided to you hereunder (or otherwise) that arc not exempt from Section 409A, the following rules shall apply: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any one of your taxable years shall not affect the expenses eligible for reimbursement, or in-kind benefit to be provided in any other taxable year, (ii) in the case of any reimbursements of eligible expenses, reimbursement shall be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

17.	Section 280G; Parachute Payments.

(a)If any payment or benefit you will or may receive from the Company or otherwise (a "280G Payment") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then any such 280G Payment provided pursuant to this Agreement (a "Payment") shall be equal to the Reduced Amount. The "Reduced Amount" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount (i.e., the amount determined by clause (x) or by clause (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate),results in your receipt, on an after-tax basis, of the greater economic benefit not withstanding that all or some portion of the Payment may be subject to the Excise Tax.,. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (x) of the preceding sentence, the reduction shall occur in tl1e manner (the "Reduction Method") that results in the greatest economic benefit for you. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the "Pro Rata Reduction Method').

(b)Notwithstanding any provision of subsection (a) above to tl1e contrary, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the in1position of taxes pursuant to Section 409A as follows: (A)as a first priority, the n1odi6cation shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis: (B) as a second priority, Payments that arc contingent on future event (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are "deferred compensation" within the meaning of Section 409A shall be reduced (or eliminated) before Payments that arc not deferred compensation within the meaning of Section 409A.

(c)Unless you and the Company agree on an alternative accounting firm or law firm, the accounting firm engaged by the Company for general tax compliance purposes as of the day prior to the effective date of the of in Control transaction shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the change in control transaction, the Company shall appoint a nationally recognized accounting or law firm to make the detem1inationsrequired by lb.is Section 17 ("Section 280G; Parachute Payments"). The Company shall bear all expenses with respect to the determinations by such accounting or law firm engaged to be made hereunder. The Company shall use commercially reasonable efforts to cause the accounting or law firm engaged to make the determinations hereunder to provide its calculations, together with detailed supporting documentation, to you and the Company within fifteen (15) calendar days after the date on which your right to a W0G Payment becomes reasonably likely to occur (if requested at that time by you or the Company) or such other time as requested by you or the Company.

(d)If you receive a Payment for which the Reduced Amount was determined pursuant to clause (x) of Section l7(a)and the Internal Revenue Service determines thereafter that some portion of the

Ms Judy Robertson December 31, 2021

Payment is subject to the Excise Tax,, you agree to promptly return to the Company a sufficient amount of the Payment (after reduction pursuant to clause (x) of Section 17(a)) so that no portion of the remaining Payment is subject to the Excise Tax.,. For the avoidance of doubt, ifd1c Reduced Amow1t was detem1ined pursuant to clause (y) of Section 17(a), you shall have no obligation to return any portion of the Payment pursuant to the preceding sentence.

18.

Dispute Resolution. To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of tl1is Agreement, your employment. with the Company, or the tem1ination of your employment, shall be resolved pursuant. to the Federal Arbitration Act, 9 U.S.C. § 1-16, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS, Inc. or its successor ("JAMS"),under JAMS' then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at.http:l/www.jamsadr.com/rules-employment-arbitrntion/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. TI1e arbitrator may not consolidate the claims of more than one person or entity and may not preside over any form of representative or class proceeding. To the extent, that. the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of Jaw rather than by arbitration. This paragraph shall not apply to any action or claim that cam1ot be subject to mandatory arbitration as a matter of applicable law(s), to tl1e extent such applicable Jaw(s) arc not preempted by the Federal Arbitration Act or otherwise invalid (collectively, the’ “Excluded Claims"). In the event you intend to bring multiple claims, including one oftJ1e Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any oilier claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions or whctl1er a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for d1e resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding tl1e disposition of each claim and d1e relied, if any, awarded as to each claim, the reasons for the award, and the arbitrator's essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or tl1e Company from obtaining injunctive relief in court to prevent irreparable ham1 pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

19.

Miscellaneous. 1l1isoffer is contingent upon a satisfactory reference check and satisfactory proof of your right to work in the United States. If the Company informs you that you are required to complete a background check or drug test, this offer is contingent upon satisfactory clearance of such background check and/or drug test. You agree to assist as needed and to complete, my documentation at the Company's request to meet these conditions. This Agreement, together with your Confidentiality Agreement and the Options Documents, forms the complete and exclusive statement of your employment agreement witl1 the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's or the Board's discretion in this Agreement, require a written modification approved by the Company and signed by a duly authorized officer of the Company (other tl1an you). This Agreement will bind the heirs, personal

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Ms Judy Robertson December 3J. 2021

representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their hci.rs successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable. in whole or in part, this determination shall not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties in so far as possible under applicable]c law. This Agreement shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to conflicts o flaw principles. Any ambiguity in the Agreement shall no be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights here under, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This Agreement may be delivered and executed via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 200, Uniform Electronic Transaction Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and executed and be valid and effective for all purposes.

Please sign and date this Agreement and enclosed Confidentiality Agreement and return them to me on or before December 31 2021 if you wish to accept employment at the Company under the terms described above.  The offer of employment herein will expire if I do not receive this signed letter by that date. I would be happy to discuss any questions that you may have about these terms.

We are delighted to be making this offer and the Company looks forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Megan Baldwin PhD, CEO & Managing Director

Kxhr t A: Confidentiality Agreement

Date

2s11aa119 ..,5

OPTHEA US, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by Opthea US, Inc. ("Employer"), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company"), the compensation paid to me now and during my employment \\ the Company, and Company's agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Inventions Assignment Agreement with Employer (the "Agreement"). Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

l.  Confidential Information Protections.

l. I   Recognition of Company's Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. Al all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential information, except as required in connection with my work for Company. or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or othe1wise) that discloses and/or incorporates any Confidential Infom1ation. I will take all reasonable precautions to prevent the disclosure of Confidential Infom1ation. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or otl1cr proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duti.es for Company.

1.2Confidential Information."Confitle11tial Information means any and all confidential knowledge or data of Company and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation. Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any otl1er work product of any nature, and all intellectual Property Rights (defined below) in all of the foregoing (collectively, "Inventions"), including all Company Inventions (defined in Section 2. I); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company's business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services d1ey provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company's competitive disadvantage. However, Company agrees that Confidential Information shall not include any infom1ation that I knew prior to my employment with Company, my contact lists for contacts I obtained prior to the time of my service to the Company, whether in electronic or paper form (e.g. rolodex, Outlook contacts, etc.), or information that is, at d1c time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in Company's workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions

E.nlployec CoJ11idcntiaJ lnfonnaliou aud lnwutions A-:sitMlClll Agreement

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of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to "whistleblower" statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.

1.3Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section I and I agree that the restrictions in Section I.I are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, C-0mpany and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction: provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.

1.4No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company's premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.

2.	Assignments of inventions.

2.1Definitions. The term (a) "intellectual Property Rights" means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights, all rights to priority, and any rights to apply for any such rights, as well as all ,rights to pursue remedies for infringement or violation of any such rights); (b) "Copyright" means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) "Moral Rights" means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) "Company /11ve11tions" means any and all Inventions (and all Intellectual Property Rights related to Inventions) that arc made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all p1inted, physical, and electronic copies, and other tangible embodiments of inventions.

2.2Non-Assignable Inventions. I recognize tl1at, in accordance with Section 34:lB-265 of the New Jersey Statutes, this Agreement shall not apply to an invention that l developed entirely on my own time without using Company's equipment, supplies, facilities, or trade secret i11fom1ation, except for those inventions that either: (i) relate to Company’s business, or actual or demonstrably anticipated research or development: or (ii) result from any work performed by me on behalf of Company ("No11assig11able /11Ventio11s''). To the extent a provision in this Agreement purports to require me to assign an invention otherwise excluded from this paragraph, the provision is against the public policy oftl1e state of New Jersey and is void and unenforceable.

2.3	Prior Inventions.

(a)On the signature page to this Agreement is a list describing any Inventions that (i) arc owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company's business or actual or demonstrably anticipated research or development, and (iii) arc not to be assigned to Company («Prior inventions"). If no such list is attached, I represent and warrant. that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.

(b)I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment or if I include any Prior Inventions and/or Nonassignable Inventions in any productor service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise

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be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a '•License Event'), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of subliccenseces, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license staled above. For purposes of this paragraph, "Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.

2.4Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the e"-'lent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer's customers, with respect 10 such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company's rights, title. or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.

2.5Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any lnventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.

2.6Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7Ownership of Work Product. I acknowledge that all original works of authorship that arc made by me(solely or jointly with others) within the scope of my employment and that are protectable by Copyright arc "works made for hire," pursuant to United States Copyright Act (17 U.S.C., Section IOI).

2.8Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and perfom1ing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to a sist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf 10 execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which l now or may hereafter have for infringement of any Intellectual Property Rights a signed to Employer under this Agreement.

2.9Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code

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Employee C'oufideoti:.d J,,f0<m:1tion :md lm•.:ntion.ciA ignment Agreement

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on the disclosure, licensing, or distribution of any source code owned or licensed by Company, e:t"cept in strict compliance with Company's policies regarding the use of such software or as directed by Company.

3.

Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.

4.

Duty of Loyalty During Employment. During my employment by Company, I will not, without Company's written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employ1nent by Company.

5.

No Solicitation of Employees, Consultants, Contractors, or Customers or Potential Customers. I agree tl1at during the period of my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an c111ployec, consultant, or independent contractor of Company to terminate his, her or its relationship witl1 Company, even if I did not initiate the discussion or seek out the contact;

5.2solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship witl1 Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined below);

5.3hire, employ, or engage in a business venture to research, develop, market, sell, perfom1 or provide Conflicting Services (as defined below) as partners or owners or other joint capacity any person then employed by Company or who has left the employment of C'-0111pany within the preceding three months, or attempt to hire, employ, or engage in a business venture to research, develop, market, sell, perfom1or provide Conflicting Services as partners or owners or otl1er joint capacity any person then employed by Company or who has left the employment of Company witl1in the preceding three months;

5.4solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5 .5 solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to purchase or contract for any Conflicting Services; or

5.6 perform, provide or attempt to perfom1 or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a "Customer or Potential Customer" is any person or entity who or which, at any time during the one year period prior to my contact with such person or entity as described in Sections 5.4, 5.5 or 5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential 1.nfonnation; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which f acquired Confidential Information; or(iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.	Non-Compete Provision.

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Employee Confidential TnfonnaliOnand Jnventions Assignmet\l Agreement

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6.1I agree tl1at for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services (defined below) anywhere in the Restricted Territory (defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Tenito1y.

6.2The parties agree that, for purposes of this Agreement, "Conflicting: Services" means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with any product targeting an identical or overlapping mechanism of action with any of the Company's products (including those which are currently in the Company or arc developed, acquired or licensed in the future), which includes but is not limited to any product which inhibits VEGF-C and/or VEGF-D specifically or which is described as or acts as a VEGF-C or VEGF-0 inhibitor by acting downstream or upstream of the VEGF-C, VEGF-D, VEGfR-2 and/or VEGFR- 3 pathways.

6.3The parties agree tl1at, for purposes of this Agreement, “Restricted Territory" means (i) all counties in the state in which I primarily perform services for Company; (ii)all other states of the United States of America in which Company, with my involvement in some capacity, including, without limitation, my having knowledge of Confidential Information related thereto, provided goods or services, had customers, or otherwise conducted business at any time during the two year period prior to the date of the termination of my relationship with Company; and (iii) any other countries from which Company provided goods or services, had customers, or otl1crwisc conducted business, with my involvement in some capacity, including, witl1out limitation, my having knowledge of Confidential information related thereto, at any time during the two-year period prior to the date of the termination of my relationship with Company.

7.

Reasonableness of Restrictions. I have read tl1is entire Agreement and understand it. I acknowledge that (a) I have the right to consult witl1 counsel prior to signi.ng this Agreement, (b) I will derive significant value from Company's agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to Company, and (c) that my fulfillment of the obligations contained i11this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential information other than lor Company's exclusive benefit and my obligations not to compete and not to solicit are necessary to protect Company Confidential lnfom1ation and, consequently, to preserve the value and goodwill of Company. I agree that (i) this Agreement docs not prevent me from earning a living or pursuing my career, and (ii)the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds tl1is Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 13.2, Company and I a1,,'TCC that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by Jaw, and I agree to be bound by this Agreement as modified.

8.

No Conflicting Agreement or Obligation. I represent that my perfom1ance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

9.

Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies tl1ereof, containing or disclosing any Company Inventions, or Confidential information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if l have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential information, l agree to provide Company with a computer-useable copy of all such information and then permanently delete such infom1ation from those systems; and J agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company's premises and owned by Company,

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including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company's personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate witl1 Compm1y in attending an exit interview; and complete mid sign Company's termination statement if required to do so by Company. Notwithstanding anything to the contrary in this Agreement, I may retain my contact lists for contacts obtained prior to the ti.me of my service to the Company, whether in electronic or paper form (e.g. rolodex, Outlook contacts and calendar, etc.) and copies of documents related to my compensation and benefits from the Company.

10.Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any tJ1rcatencd or actual violation of this Agreement or any of its termswill constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. I agree tl1at if Company is successful in whole or in part in any legal or equitable action under this Agreement. (including, but not limited to, a court partially or fully granting any application, motion, or petition by Company for injunctive relief, including, but not limited to, a temporary restraining order, preliminary injunction, or permanent injunction), whether against or commenced by me, Company will be entitled to recover from me all costs, fees, or expenses it incurred at any time during the course of the dispute, including, but not limited to, reasonable attorney's fees. A final resolution of such dispute or a final judgment is not a prerequisite to Company's right to demand payment hereunder and such amounts must be paid by me 10 Company within 30 days after I receive written notice of such demand. In the event Company demands only a portion of such costs, fees, or expenses incurred, such demand shall be without prejudice to further demands for (i) the remainder of any outstanding costs, fees, or expenses incurred, or (ii)costs, fees, or expenses incurred after the prior demand. If Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.

11.

Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at. the time notice is given, labeled "Attention Chief Executive Officer," and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date rcA.ect.cd by the courier or express mail service receipt.

12.Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If l am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Sections 5 and/or 6 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved ill managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inforn1 Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and/or 6 of this Agreement are in effect.

l3.  General Provisions.

13.1Governing Law; Consent to Personal Jurisdiction. The Agreement will be governed by and construed according to the laws of the state in which I primarily work for the Company without regard to any conflict of laws principles that would require the application of the laws of a different jurisdiction. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in tJ1e state in which I primarily work for Company mid the state (within the United States of America) in which Company's headquarters is located for any lawsuit filed there against me by Company arising from or related to this Agreement (although I understand Company will not file a lawsuit in die state in which Company's headquarters is located if prohibited by applicable law).

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13.2Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.

13.3Successors and Assigns. This Agreement is for my benefit and the benefit of Company and it.5 and their successors, assigns, parent corporations, subsidiaries, affiliates, and purcha5ers, and will be binding upon my heirs, executors, administrators and other legal representative.

13.4Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in in1crcs1. or other assignee.

13.5Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company's right to terminate my employment at any lime, with or without cause or advance notice.

13.6Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000. Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

13.9Advice of Counsel. l ACKNOWLEDGE THAT.IN EXECUTING THIS AGREEMENT,I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVJCE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.10Entire Agreement. l11c obligations in Sections 1 and 2 (except Section 2.2 with respect to a consulting relationship) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant, employee or other service provider if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided. however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement \\ II be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect Ilic validity or scope of this Agreement.

[Signatures to follow on next pageJ

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This Agreement will be effective as of the date signed b. the Employee below.

PRIOR INVENTIONS

1.	Prtor Jr1•veotions Disclosure. Except as listed in Section 2 below, the

foUowinll.ls a complete list of all Prior Inventions:

LJNo Prior Inventions

DSec below:

DAdditional sheets attached.

2.Due to a. prior confidentiality agreement: I cannot complete the disclosure under Section 1 above with respect to the Prior inventions general I listed below, the intellectual property rights and duty of confidentiality with respect to \which I owe to the following party(ics):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

Excluded InventionParty(ies)Relationship

l.

2.
3.	.

DAdditional sheets attached.